Exhibit 99

PRESS RELEASE

Additional Information About Proposed Branch Acquisitions
by Gateway Bank & Trust Co. From Provident Bank

Elizabeth City, N.C., May 27, 2004. Gateway Financial Holdings, Inc. (Nasdaq: GBTS and GBTSW), the holding company for Gateway Bank & Trust Co. (“Gateway”) announced today that the anticipated closing date for the acquisition of three branches (Elizabeth City, North Carolina, Suffolk, Virginia, and Emporia, Virginia) from Provident Bank, the banking subsidiary of Provident Bankshares Corporation (Nasdaq: PBKS), which was announced on May 13, 2004 is now expected to be early in the fourth quarter of 2004 subject to the receipt of customary regulatory approvals. The addition of these three branches to Gateway’s franchise would increase its branch network to 14 locations primarily located in the Tidewater, VA area and northeastern North Carolina. Additionally, Gateway has the following four de novo branches pending; Nags Head, North Carolina (July 2004), Moyock, North Carolina (November 2004), Hilltop, Virginia Beach, Virginia (January 2005) and Sandbridge, Virginia Beach, Virginia (March 2005).

The deposits of the three branches are approximately $136.5 million; split approximately equally between the branches. In conjunction with the branch acquisitions Gateway will purchase the facilities with the branches and approximately $538,000 in loans secured by deposit accounts. The branch in Suffolk, Virginia would be Gateway’s sixth office in the demographically attractive Tidewater, VA market. The Emporia, VA branch would extend Gateway’s franchise to the Interstate 95 Virginia corridor. The Elizabeth City, North Carolina office will complement Gateway’s strong position in Elizabeth City and northeastern North Carolina. The deposit premium being paid for the branches is approximately 5.3% of deposits actually transferred, which is currently estimated to be $7.2 million. Gateway estimates that approximately $2.8 million will be recorded as a core deposit intangible and amortized over 10 years. The $136.5 million of deposits is comprised of approximately $2.5 million of non-interest bearing deposits and $43.3 million of low-cost now, savings and money market deposits. The remaining $90.7 million is comprised of certificates of deposit. The average cost of funds as of April 30, 2004 was 2.15%.

Based on conservative assumptions about the redeployment of the cash Gateway receives at closing into higher yielding loans and investment securities, it is presently anticipated that the branch purchases will slightly dilutive to earnings in the 4th quarter 2004 but will become accretive to earnings in the 1st quarter of 2005 and beyond.

Gateway offers a full array of commercial and retail banking services. Gateway also offers brokerage services through its Gateway Investment Services, Inc. subsidiary and insurance through its Gateway Insurance Services, Inc. subsidiary. Additional information about Gateway is available on its website at www.gatewaybankandtrust.com.

Statements contained in this news release, which are not historical facts, are forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995. Amounts herein could vary as a result of market and other factors. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by the Company with the Securities Exchange Commission from time to time. Such forward looking statements may be identified by the use of such words as “believe”, “anticipate”, “should”, “planned”, “estimated” and “potential”. Examples of forward-looking statements include, but are not limited to, estimates with respect to the financial condition, expected or anticipated revenue, results of operations and business of the Company that are subject to various factors which could cause actual results to differ materially from these estimates. These factors include, but are not limited to, general economic conditions, changes in interest rates, deposit flows, loan demand, real estate values, and competition; changes in accounting principals, policies, or guidelines, changes in legislation or regulation; and other economic, competitive, governmental, regulatory, and technological factors affecting the Company’s operations, pricing, products and services.

Contact:
D. Ben Berry, Chairman, President and CEO, 252-334-1511 ext. 203, or
Mark A. Holmes, Senior Executive Vice President and CFO, 252-334-1511 ext. 212

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